Exhibit 10.48
Amendment to Employment Agreement
This Amendment to Employment Agreement (this “Amendment”) is made as of January 14, 2016 (“Amendment Effective Date”) by and between Scientific Games International, Inc., a Delaware corporation (the “Company”) and James C. Kennedy (“Executive”).
WHEREAS, the Company and Executive entered into an Employment Agreement dated as of December 18, 2012, with an effective date of January 1, 2013 (the “Agreement”);
WHEREAS, the Company changed Executive’s title to Executive Vice President and Group Chief Executive, Lottery in October 2013, and increased his base salary to $675,000 and his Target Bonus to 75% as of January 1, 2014, which changes were approved by the SGC Compensation Committee at its meeting on December 18, 2013;
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Extension of Agreement Term. The Agreement is hereby amended by deleting the second sentence of Section 1 thereof and replacing it with the following:
“The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on January 1, 2013 (the “Effective Date”) and ending on December 31, 2018, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 4.”

2.	Increase in Base Salary. The Agreement is hereby amended by adding the following sentence to the end of Section 3(a):
“Effective as of January 1, 2016, Executive’s base salary is increased to seven hundred twenty-five thousand U.S. dollars ($725,000) per annum.”

3.
Special Equity Award. As of the Amendment Effective Date, Executive shall receive a special equity award of seventy thousand (70,000) restricted stock units (the “Special Equity Award”), under the Plan, pursuant to an equity award agreement to be provided by the Company and entered into by and between SGC and Executive (the “Special Equity Award Agreement”). The Special Equity Award Agreement shall provide that the Special Equity Award shall vest with respect to twenty-five percent (25%) of the shares of SGC common stock subject to such Special Equity Award on each of the first four anniversaries of the Special Equity Award grant date, subject to any applicable provisions relating to accelerated vesting and forfeiture as described in the Agreement, the Special Equity Award Agreement or the Plan.

4.    Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.
5.    This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of January 14, 2016.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By: /s/ Gary L. Melampy
Name:    Gary L. Melampy
Title:    Vice President & Chief HR Officer

/s/ James C. Kennedy
James C. Kennedy

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